Exhibit 99.1
JWC Acquisition Corp. Announces the Separate Trading of Its Common Stock and
Warrants Commencing December 6, 2010
BOSTON, December 2, 2010 — JWC Acquisition Corp. (OTCBB: JWCAU) (the “Company”) announced that, commencing December 6, 2010, holders of the units sold in the Company’s initial public offering of 12,500,000 units completed on November 23, 2010 (the “IPO”), may elect to separately trade the common stock and warrants included in the units. Those units not separated will continue to trade on the Over-the-Counter Bulletin Board quotation system under the symbol “JWCAU” and each of the common stock and warrants from units which are separated are expected to trade on the Over-the-Counter Bulletin Board quotation system under the symbols “JWCA” and “JWCAW”, respectively.
The Company also announced that the underwriters in the IPO did not exercise their option to purchase up to an additional 1,875,000 units to cover over-allotments within the 45-day period granted to them by the Company.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (Tel: 800 831-9146 or e-mail: batprospectusdept@citi.com).
About JWC Acquisition Corp.
JWC Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. JWC will seek to capitalize on the substantial deal sourcing, investing and operating expertise of its management team to identify, acquire and operate a middle-market business in the consumer products or specialty retail sectors operating primarily in North America.
Information Concerning Forward-Looking Statements
This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the

Company’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by the Company will be realized, or even if realized, that they will have the expected consequences to or effects on the Company, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
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